Exhibit 99.1

CALLON PETROLEUM COMPANY, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On August 31, 2018, Callon Petroleum Operating Company, a wholly owned subsidiary of Callon Petroleum Company (“Callon” or the “Company”) completed the acquisition of certain oil and natural gas producing properties and undeveloped acreage within the Delaware Basin, from Cimarex Energy Company and certain of its subsidiaries, for total cash consideration of $539.5 million, including customary purchase price adjustments (the “Delaware Asset Acquisition”). The acquired properties include approximately 28,000 net surface acres in Callon’s Spur operating area in the Delaware Basin, over 90% of which are held by production, that are primarily adjacent to its existing position.

We derived the unaudited pro forma consolidated financial statements from the historical consolidated financial statements of the Company and the Statements of Revenues and Direct Operating Expenses for the Delaware Asset Acquisition for the respective period. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2018 gives effect to the Delaware Asset Acquisition as if the transaction occurred on January 1, 2017. A pro forma consolidated balance sheet has been omitted from this filing, as a historical balance sheet reflecting the Delaware Asset Acquisition has already been filed within the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable as of the date of this Current Report on Form 8-K. Assumptions underlying the pro forma adjustments related to the Delaware Asset Acquisition are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated financial statements. The pro forma adjustments reflected herein are based on management’s expectations regarding the Delaware Asset Acquisition. The Delaware Asset Acquisition was accounted for under the acquisition method of accounting, which involves determining the fair values of assets acquired and liabilities assumed. The preliminary purchase price allocation is subject to change based on numerous factors, including the final adjusted purchase price and the final estimated fair value of the assets acquired and liabilities assumed. The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to indicate the results of operations of future periods or the results of operations that actually would have been realized had the Delaware Asset Acquisition been consummated on the dates or for the periods presented.

The unaudited pro forma consolidated financial statements should not be relied upon as an indication of operating results that the Company would have achieved if the transactions contemplated herein had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the unaudited pro forma consolidated statement of operations and should not be relied on as an indication of the future results the Company noted in the unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements should be read in conjunction with the audited December 31, 2018 and 2017 consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K filed on February 27, 2019, and the unaudited pro forma consolidated financial statements for the year ended December 31, 2017 and six months ended June 30, 2018 and related notes thereto, included as Exhibit 99.2 in the Company's Current Report on Form 8-K filed on November 14, 2018.

CALLON PETROLEUM COMPANY
Unaudited Pro forma Consolidated Statement of Operations for the Year Ended December 31, 2018
($ in thousands, except share data)

	Historical	Delaware Asset Acquisition		Pro forma Adjustments		Pro forma
Operating revenues:
Oil sales	$530,898	$80,330	(a)	$—		$611,228
Natural gas sales	56,726	1,282	(a)	—		58,008
Total operating revenues	587,624	81,612		—		669,236
Operating expenses:
Lease operating expenses	69,180	21,432	(a)	—		90,612
Production taxes	35,755	3,926	(a)	—		39,681
Depreciation, depletion and amortization	181,909	—		16,686	(b)	198,595
General and administrative	35,293	—		—		35,293
Accretion expense	874	—		8	(b)	882
Acquisition expense	5,083	—		(1,693)	(c)	3,390
Total operating expenses	328,094	25,358		15,001		368,453
Income from operations	259,530	56,254		(15,001)		300,783
Other (income) expenses:
Interest expense	2,500	—		—		2,500
(Gain) loss on derivative contracts	(48,544)	—		—		(48,544)
Other income	(2,896)	—		—		(2,896)
Total other (income) expense	(48,940)	—		—		(48,940)
Income before income taxes	308,470	56,254		(15,001)		349,723
Income tax (benefit) expense	8,110	11,813	(d)	(3,150)	(d)	16,773
Net income	300,360	44,441		(11,851)		332,950
Preferred stock dividends	(7,295)	—		—		(7,295)
Income available to common stockholders	$293,065	$44,441		$(11,851)		$325,655
Income per common share:
Basic	$1.35					$1.50
Diluted	$1.35					$1.50
Shares used in computing income per common share:
Basic	216,941					216,941
Diluted	217,596					217,596

Delaware Asset Acquisition
Notes to the Unaudited Pro Forma Consolidated Financial Statements

Note 1 - Basis of Presentation

On August 31, 2018, Callon Petroleum Operating Company, a wholly owned subsidiary of Callon Petroleum Company (“Callon” or the “Company”) completed the acquisition of certain oil and natural gas producing properties and undeveloped acreage within the Delaware Basin, from Cimarex Energy Company and certain of its subsidiaries, for total cash consideration of $539.5 million, including customary purchase price adjustments (the “Delaware Asset Acquisition”). The acquired properties include approximately 28,000 net surface acres in Callon’s Spur operating area in the Delaware Basin, over 90% of which are held by production, that are primarily adjacent to its existing position.

The unaudited consolidated pro forma financial statements are presented for illustrative purposes only and do not purport to represent what the Company’s results of operations would have been if the Delaware Asset Acquisition had occurred as presented, or to project the Company’s results of operations for any future periods. The pro forma adjustments related to the Delaware Asset Acquisition are based on available information and certain assumptions that management believes are reasonable. The pro forma adjustments related to the Delaware Asset Acquisition are directly attributable to the transaction and are expected to have a continuing impact on the Company’s results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited consolidated pro forma financial statements have been made. A pro forma consolidated balance sheet has been omitted from this filing, as a historical balance sheet reflecting the Delaware Asset Acquisition has already been filed within the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Note 2 - Acquisition and Pro Forma Adjustments

Pro forma Statement of Operations for the year ended December 31, 2018

(a)	To record the historical revenues and direct operating expenses related to the Delaware Asset Acquisition for the period from January 1, 2018 to September 1, 2018, the date the acquisition closed.

(b)	To record depreciation, depletion, and amortization and accretion of the asset retirement obligations related to the Delaware Asset Acquisition.

(c)	To record a $1.7 million reduction in acquisition expenses incurred during the year ended December 31, 2018 that were directly attributable to the Delaware Asset Acquisition.

(d)
As of the beginning of 2018, the Company had a valuation allowance against all of its federal deferred tax assets.  The Company’s historical operations generated sufficient pretax book earnings in 2018 to justify fully removing the valuation allowance. As such, the incremental earnings from the Cimarex acquisition and the related pro forma adjustments are tax effected at the federal statutory rate of 21%.